Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of DHT Holdings, Inc. for the registration of up to 28,129,958 shares of common stock and to the incorporation by reference therein of our report dated March 19, 2012, with respect to the consolidated financial statements of DHT Holdings, Inc. for the fiscal years ending December 31, 2011 and December 31, 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS
Ernst & Young AS
Oslo, Norway
December 19, 2013